Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-207036

October 20, 2015

FedEx Corporation

Final Term Sheet

$1,250,000,000 4.750% Notes due 2045

The information in this final term sheet relates to FedEx Corporation’s offering of notes in the series listed above and should be read together with the preliminary prospectus supplement dated October 20, 2015 relating to such offering (the “Preliminary Prospectus Supplement”) and the base prospectus dated September 18, 2015 (the “Base Prospectus”), including the documents incorporated by reference therein, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-207036.

Issuer:	FedEx Corporation

Guarantors:	Federal Express Corporation
FedEx Ground Package System, Inc.
FedEx Freight Corporation
FedEx Freight, Inc.
FedEx Corporate Services, Inc.
FedEx TechConnect, Inc.
FedEx Office and Print Services, Inc.
Federal Express Europe, Inc.
Federal Express Holdings S.A.
Federal Express International, Inc.

Title of Securities:	$1,250,000,000 4.750% Notes due 2045

Principal Amount:	$1,250,000,000

Expected Ratings (Moody’s / S&P)*:	Baa1 / BBB

Trade Date:	October 20, 2015

Settlement Date (T+3):	October 23, 2015

Maturity Date:	November 15, 2045

Interest Payment Dates:	Semi-annually on each May 15 and November 15, commencing May 15, 2016

Optional Redemption Provisions:

Make-whole Call:	Prior to May 15, 2045, make-whole call at T+30 basis points

Par Call:	On or after May 15, 2045

Benchmark Treasury:	UST 3.000% due May 15, 2045

Benchmark Treasury Price / Yield:	101-10 / 2.933%

Spread to Benchmark Treasury:	+187.5 basis points

Reoffer Yield:	4.808%

Coupon:	4.750% per annum

Price to Public:	99.079% of Principal Amount

CUSIP / ISIN:	31428X BE5 / US31428XBE58

Joint Book-Running Managers:	Mizuho Securities USA Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Regions Securities LLC
SunTrust Robinson Humphrey, Inc.

Co-Managers:	BNP Paribas Securities Corp.
CL King & Associates, Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Scotia Capital (USA) Inc.

*  Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Update to the “Prospectus Supplement Summary” Section in the Preliminary Prospectus Supplement

The following paragraph supplements the “Prospectus Supplement Summary” section of the Preliminary Prospectus Supplement and should be read together with such section of the Preliminary Prospectus Supplement:

Recent Developments

FedEx, FedEx Acquisition B.V. and TNT Express N.V. (“TNT Express”) jointly confirmed in response to recent media coverage, that to date they have not received a Statement of Objections from the European Commission. The internal deadline of the European Commission for issuing a Statement of Objections would have expired on October 23, 2015, but FedEx and TNT Express have been informed by the European Commission that no Statement of Objections will be issued. FedEx and TNT Express continue to expect that the acquisition of TNT Express by FedEx will close in the first half of calendar year 2016.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s Preliminary Prospectus Supplement dated October 20, 2015 and accompanying Base Prospectus dated September 18, 2015 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) Mizuho Securities USA Inc. toll-free at 1-866-271-7403, (ii) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or (iii) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded.  Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.